[FACE OF NOTE]

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THIS NOTE MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (I) AS PART OF THEIR DISTRIBUTION AT ANY TIME OR (II) OTHERWISE UNTIL 40 DAYS AFTER THE LATER OF THE DATE OF THE COMMENCEMENT OF THE OFFERING AND THE DATE OF ORIGINAL ISSUANCE, EXCEPT IN EITHER CASE IN ACCORDANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT (OR RULE 144A UNDER THE U.S. SECURITIES ACT, IF AVAILABLE).

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES THAT IT WILL NOT PRIOR TO (X) THE DATE WHICH IS 40 DAYS AFTER THE LATER OF THE DATE OF THE COMMENCEMENT OF THE OFFERING AND THE DATE OF ORIGINAL ISSUANCE (OR OF ANY PREDECESSOR OF THIS NOTE) AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. (THE “ISSUER”), (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, AND (2) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. THIS LEGEND MAY BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
(a Delaware corporation)

US$ 60,000,000

2.00% Senior Notes due February 16, 2007

Certificate Number: C - 1

This certificate (the “Certificate”) represents a series of Notes in the denomination of US$1,000 each in registered form issued by China Security & Surveillance Technology, Inc., a Delaware corporation (herein after called the “Issuer”, which term includes any successor corporation), in the principal amount and identifying number set forth above and designated as specified in the title (the “Notes”). The Notes have the benefit of, and are subject to, the Notes Purchase Agreement and the Terms and Conditions of the Notes (the “Conditions”) set forth on the reverse hereof. Terms used herein and not otherwise defined have the meanings assigned to them in the Conditions.

1.	Promise To Pay

The Issuer, for value received, promises to pay on February 16, 2007 or on such other date as the principal or other amounts in respect of the Notes may become due under the Conditions to the Noteholder the principal amount of US$60,000,000 and interest (and any additional amounts) thereon at the rate, and at the times, determined under the Conditions until payment of the principal sum has been made in full together with any other amounts as may be payable, all subject to and under the Conditions.

2.	Transfers

Transfers of this Note will be recorded in the Note Register maintained by the Issuer.

3.	Governing Law

THIS NOTE IS GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS whereof this instrument has been duly executed on behalf of the Issuer.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

By:
Name:
Title:

By:
Name:
Title:

Dated: February 8, 2007

[REVERSE OF NOTE]

TERMS AND CONDITIONS OF THE NOTES

US$60,000,000 2.00% Senior Notes due February 16, 2007 (the “Notes”) of China Security & Surveillance Technology, Inc. a Delaware corporation (the “Issuer”), was issued on February 8, 2007 (the “Issue Date”) in favor of the Noteholder. Payments of principal and interest in respect of the Notes will be made pursuant to Condition 5 of these Terms and Conditions of the Notes (the “Conditions”).

References herein to “dollars” and to the sign “US$” are to United States dollars. In the Conditions, references to “Noteholder”, “Registered Holder” or “holder” means the persons in whose name a Note is registered on the Note Register (as defined below).

1.  STATUS

The Notes and all other obligations of the Issuer under the Notes are and at all times shall remain the general, unsecured and senior obligations of the Issuer ranking pari passu with any and all of the Issuer’s existing and future unsecured indebtedness that is not subordinated to the Notes.

2.  FORM, DENOMINATION AND TITLE

(a) Form and Denomination

The Notes will be issued only in registered form and in denominations of US$1,000 and any integral multiple thereof. A certificate will be issued in respect of the registered holding of Notes (the “Certificate”). Each Certificate will have an identifying number which will be recorded on the relevant Certificate and in the register of Noteholders (the “Note Register”) which the Issuer, as registrar (the “Registrar”) will keep and maintain.

(b) Title

The Notes will be registered instruments, title to which will pass only by registration in the Notes Register. The initial Registered Holder of the Notes on the Notes Register is Citadel Equity Fund Ltd. The Registered Holder of a Note will be treated as the owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest or any writing on, or the theft or loss of, the Certificate issued in respect of it), and none of the Issuer nor any agent thereof (if any) shall be affected by notice to the contrary.

3.  TRANSFERS OF Notes; Issue of Certificates

(a) Transfers

The Notes may be transferred by delivering the Certificate issued in respect of the Notes duly endorsed, or accompanied by a form of transfer duly completed and signed, to the Issuer. The form of transfer is attached hereto. The Issuer may decline to effect any transfer of a Note during the period of 15 days ending on (and including) the due date for any payment of the principal of, or interest and any additional amounts (if any) on, such Note.

(b) Delivery of New Certificates

Each new Certificate to be issued on transfer of Notes will, within three Business Days of receipt by the Registrar (or the relevant transfer agent, if any) of the original Certificate and the form of transfer, be mailed by uninsured mail at the risk of the holder entitled to the Notes to the address specified in the form of transfer. Where some but not all the principal amount of the Notes in respect of which a Certificate is issued are to be transferred, exchanged or redeemed, a new Certificate in respect of the principal amount of the Notes not so transferred, exchanged or redeemed will, within three Business Days of deposit or surrender of the original Certificate with or to the Registrar (or the relevant transfer agent, if any), be mailed by uninsured mail at the risk of the holder of the principal amount of the Notes not so transferred, exchanged or redeemed to the address of such holder appearing on the Note Register.

(c) Formalities Free of Charge

No service charge shall be made for any registration of transfer or exchange of Notes but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed.

4.  INTEREST

Subject to Condition 5(d), the Notes bear interest from and including the Issue Date to but excluding February 16, 2007 (or such other later date to be mutually agreed by and between the Issuer and the Noteholder, which in no event shall be later than 120 days from the Issue Date, the “Maturity Date”) at the rate of 2.00% per annum. Subject to Condition 5(d), interest on the Notes will be payable on the Maturity Date. The Notes will cease to bear interest from and including the date (i) when such Notes have been repaid or cancelled in accordance with the Conditions, or (ii) from the date that claims on such Notes have been prescribed.

Interest on the Notes will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each and, in the case of an incomplete month, the number of days elapsed.

5.  PAYMENTS

(a) Principal and Interest

Payment of principal and interest (and any additional amounts, if any) will be made in U.S. dollars to the Registered Holder at the Maturity Date, or to another person designated by the Registered Holder to receive the principal, interest and such additional amounts.

(b) Registered Accounts

A Noteholder’s registered account means the U.S. dollar account maintained by or on behalf of such Noteholder with a bank in New York City, details of which appear on the Note Register at the close of business on the second Business Day before the due date for payment and a Noteholder’s registered address means its address appearing on the Note Register at that time.

(c) Payments Instruction

Where payment is to be made by transfer to a registered account, payment instructions (for value on the due date or, if that is not a Business Day, for value on the next succeeding Business Day) will be initiated on the Business Day preceding the due date for payment or, if later, on the Business Day on which the Certificate is surrendered at the office of the Issuer.

(d) Interest Step-Up

The Issuer shall pay, to the extent lawful, interest (including post-petition interest in any proceeding under any Bankruptcy Law) at a rate of 6.00% per annum on (i) any and all principal, interest and premium, if any, which are due but not paid on the Maturity Date, from and including the Maturity Date to but excluding the date on which the payment in full of such principal, interest and premium, if any, is made, and (ii) any and all principal, interest and premium, if any, outstanding or accrued at the time of the occurrence of any Event of Default from and including the date of the occurrence of such Event of Default to but excluding the earlier of (x) the date on which such principal, interest and premium, if any, are paid in full and (y) the date on which such Event of Default ceases to exist.

(e) Delay in Payment

Noteholders will not be entitled to any interest or other payment for any delay after the due date in receiving the amount due if the due date at the place of payment (or, in the case of the surrender of a Certificate, the place where the Certificate is surrendered) is not a Business Day or if the Noteholder is late in surrendering its Certificate (if required to do so).

(f) Legal Holidays

In any case where any repayment date or the Maturity Date shall not be a Business Day in the applicable place, then (notwithstanding any other provision of the Conditions) payment of the principal of, or interest on, the Notes need not be made on such date, but may be made on the next succeeding Business Day in such place with the same force and effect as if made on the repayment date or the Maturity Date, as the case may be, and no interest will accrue for the period after such date.

(g) Business Days

If any date for payment of any amount in respect of any Note is not a Business Day, then the holder thereof shall not be entitled to payment at the place of presentation of the amount due until the next following Business Day and shall not be entitled to any interest or other sum in respect of any such delay.

6.  REPAYMENT

(a) Repayment at Maturity

Unless previously redeemed in accordance with this Condition, the Notes will be redeemed at their principal amount on the Maturity Date.

(b) Mandatory Prepayment

The Issuer shall procure that (i) an amount equal to 100% of the net proceeds raised by it and any of its Subsidiaries from (x) any issue of shares or other equity securities to third parties (excluding proceeds from any shares issued in connection with the exercise of warrants outstanding as of the Issue Date) and (y) from any issue of bonds (including any convertible bonds or instruments), notes or other debt instruments or debt securities or of any banking facility or shareholder or other loan evidencing borrowed money entered into by it or any of its Subsidiaries (excluding up to US$4.0 million of proceeds from drawdown of any bank or loan facility existing as of the Issue Date), is (in each case) immediately applied to the mandatory prepayment of the principal of, and interest and any additional amount on, the Notes and (ii) that, on or after the Maturity Date, any and all cash flows into the Issuer and any of its Subsidiaries are immediately applied to the mandatory repayment of the principal of, and interest and any additional amount on, the Notes, if any such amount is due and payable with respect to the Notes.

7.  TAXATION

All payments that the Issuer makes under or with respect to the Notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charges (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature, other than any (a) income or franchise taxes imposed on (or measured by) the Registered Holder’s (or any assignee’s) net income by the United States of America, or by the jurisdiction under the laws of which the Registered Holder (or any assignee) is organized or in which its principal office is located or, in the case of the Registered Holder (or any assignee), in which its applicable lending office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Registered Holder (or any assignee) is located (collectively, “Taxes”), imposed or levied by or on behalf of any jurisdiction in which the Issuer or any surviving Person (each, a “Payor”) is incorporated, organized or otherwise considered by a taxing authority to be resident for tax purposes or from or through which any of the foregoing makes any payment on the Notes or by or within any department or political subdivision thereof (each, a “Relevant Taxing Jurisdiction”), unless the Payor is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If the Payor is required to withhold or deduct any amount for, or on account of, Taxes of a Relevant Taxing Jurisdiction from any payment under the Note, the Payor will pay to each holder of a Note such additional amounts as may be necessary in order that the net amount paid to such holder will be not less than the amount specified in such Note to which such holder is entitled.

The Issuer will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the Notes or any other document or instrument referred to therein, or the receipt of any payments with respect to the Notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction (other than those resulting from, or required to be paid in connection with, the enforcement of the Notes or any other such document or instrument following the occurrence of any Event of Default).

The foregoing obligations will survive any termination, defeasance or discharge of the Notes and will apply mutatis mutandis to any jurisdiction in which any successor Person to a Payor is organized or any political subdivision or taxing authority or agency thereof or therein.

8.  COVENANTS

(a)  The Issuer hereby acknowledges and agrees that it is subject to, and will comply with, the covenants applicable to it contained in the Notes Purchase Agreement.

(b)  Subject to the Noteholder entering into a confidentiality agreement with the Issuer on terms reasonably acceptable to the Noteholder and the Issuer, the Issuer shall notify the Noteholder of any plan of all or a material portion of the acquisition of assets or securities of another Person if such Person’s assets or operations are primarily in the People’s Republic of China, including the Acquisition (each such acquisition, a “Potential Acquisition”), and provide the Noteholder with all material documents pertaining to each Potential Acquisition, including but not limited to, any and all agreements, memorandums of understanding, term sheets or letters of intent, whether in draft or executed form, together with any and all applications, forms or similar documents (including exhibits, schedules and annexures thereto) prepared for the purpose of filing or registrations with, or obtaining consents, approvals, authorizations, licenses or orders of, any Governmental Authority (as defined in the Notes Purchase Agreement) under all Applicable Laws (as defined in the Notes Purchase Agreement) (the “Acquisition Documents”) and all other material documents reasonably requested by the Noteholder, reasonably in advance of the consummation of such Potential Acquisition, for the Noteholder and its counsels to review, and provide comments and suggestions on, the legal structure contemplated by the Acquisition Documents. The Noteholder shall provide any such comments to the Issuer as promptly as possible and, in any event, no later than three (3) business days from the receipt of all Acquisition Documents provided that the Acquisition Documents are timely delivered by the Issuer to the Noteholder. The Issuer covenants that it shall reflect, and cause to be reflected, in such Acquisition Documents and the legal structure contemplated thereby, any comments and suggestions provided by the Noteholder and its counsels, that, in the opinion of such counsel, are required or necessary to comply with all Applicable Laws and all conditions and requirements under any filings, registrations, consents, approvals, authorizations, licenses or orders of any Governmental Authority relating to such Potential Acquisition; provided, that, for the avoidance of doubt, the Issuer shall, at all times, comply with all Applicable Laws and all conditions and requirements under any filings, registrations, consents, approvals, authorizations, licenses or orders of any Governmental Authority relating to any Potential Acquisition. All legal fees incurred by the Noteholder in connection with such review and comment shall be borne by the Noteholder.

9.  Events of Default

Each of the following constitutes an Event of Default with respect to the Notes:

(a)  failure by the Issuer to pay on the due date any amount payable by it under the Notes at the place and in the currency in which it is expressed to be payable, unless non-payment is due solely to administrative or technical delays in the transmission of funds and payment is made within two Business Days of its due date;

(b)  failure to comply with any other covenant or agreement in the Notes or in any Transaction Document (other than a failure that is the subject of the foregoing clause (a) or (j) below), and such failure continues for 7 days after written notice is given to the Issuer by the holders of not less than 25% in aggregate principal amount of such Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default;”

(c)  a default by the Issuer or any of its Subsidiaries under any instrument constituting indebtedness that results in acceleration of the maturity of such indebtedness, or failure to pay any such indebtedness when due, in an aggregate amount greater than US$4.0 million or its foreign currency equivalent at the time;

(d)  the Issuer or any of its Subsidiaries:

(1)  commences a voluntary case or gives notice of intention to make a proposal under any Bankruptcy Law;

(2)  consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up;

(3)  consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of it or for all or substantially all of its property;

(4)  makes a general assignment for the benefit of its creditors; or

(5)  admits in writing its inability to pay its debts as they become due or otherwise admits its insolvency; and

(e)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)  is for relief against the Issuer or any of its Subsidiaries in an involuntary case; or

(2)  appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of the Issuer or any of its Subsidiaries, or for all or substantially all of the property of the Issuer or any of its Subsidiaries; or

(3)  orders the liquidation of the Issuer or any of its Subsidiaries;

(f)  any event occurs with respect to the Shareholder which is equivalent or analogous to any of the events described in sub-clauses (d) and (e) above;

(g)  any default by the Issuer or the Shareholder in the performance of any of its obligations under the Share Pledge Agreement or the Notes Purchase Agreement, which adversely affects the enforceability, validity, perfection or priority of the Collateral or which adversely affects the condition or value of the Collateral;

(h)  it becomes unlawful under any applicable jurisdiction for the Issuer or the Shareholder to perform any of its obligations under the Transaction Document;

(i)  the Issuer or the Shareholder denies or disaffirms its obligations under the Share Pledge Agreement, or the Share Pledge Agreement ceases to be or is not in full force and effect or Noteholders cease to have a first priority interest in the Collateral;

(j)  failure to comply with the covenants provided in Condition 8(b); or

(k)  there occurs an event, circumstance or default which has or could have a Material Adverse Effect.

10.  REMEDIES

(a) Acceleration

If any Event of Default occurs and is continuing, the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of all of the Notes, together with all accrued and unpaid interest, premium, if any, to be due and payable by notice in writing to the Issuer specifying the respective Event of Default and that such notice is a notice of acceleration, and the same shall become immediately due and payable.

In the case of an Event of Default specified in paragraphs (d), (e), or (f) of Condition 9, all outstanding Notes shall become due and payable immediately without any further declaration or other act on the part of the Noteholders.

(b) Rescission

The holders of a majority in principal amount of the then outstanding Notes by notice to the Issuer may rescind such acceleration and its consequences if (i) the rescission would not conflict with any judgment or decree, (ii) all Events of Default, other than the nonpayment of accelerated principal of, premium, if any, and interest on Notes, have been cured or waived as provided in the Conditions and (iii) all sums paid or advanced by the Noteholders and the reasonable compensation, expenses, disbursements and advances of the Noteholders, their agents and counsel have been paid in full. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

(c) Other Remedies

If an Event of Default occurs and is continuing, the Noteholders may pursue any available remedy to collect the payment of principal, premium, if any, and interest on such Notes or to enforce the performance of any provision of such Notes.

11.    CERTAIN DEFINITIONS

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in New York and in the relevant place of presentation.

“Default” means an Event of Default or any event or circumstance which would, with the expiry of a grace period, the giving of notice or the making of a determination, be an Event of Default.

“Events of Default” means any event or circumstance described as such in Condition 9 of the Conditions.

“Notes Purchase Agreement” means the Notes Purchase Agreement dated February 5, 2007 made between the Issuer and the Purchaser.

Other capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Notes Purchase Agreement.

12.     REPLACEMENT OF Notes

If any Certificate is mutilated, defaced, destroyed, stolen or lost, it may be replaced at the office of the Issuer upon payment by the claimant of such costs as may be incurred in connection therewith and on such terms as to evidence and indemnity as the Issuer may require. Mutilated or defaced Certificates must be surrendered before replacements will be issued.

In the event any such mutilated, defaced, destroyed, lost or stolen Certificate has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Certificate, pay such Note.

13.     NOTEHOLDER VOTING AND MODIFICATION

The Conditions may be amended by the Issuer without the consent of any Noteholder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained therein, or in any manner necessary or desirable and which shall not adversely affect the interests of the Noteholders, to all of which each Noteholder shall consent by acceptance of the Notes. Modifications and amendments to the Notes may be made with the consent of the holders of at least a majority in aggregate principal amount of the Notes at the time outstanding; provided, however, that no such modification or amendment may, without the unanimous consent of the holders of all Notes, make any “fundamental” change to the terms of the Notes. For purposes hereof, “fundamental” changes are defined as (i) a change in the stated maturity of the principal of or the date on which interest or any other payment is due in respect of the Notes; (ii) a reduction in or cancellation of the principal amount of or interest on the Notes; (iii) a change in the currency or place of payment of the principal of, or interest on, the Notes; (iv) a reduction in the above-stated percentage of aggregate principal amount of Notes outstanding necessary to modify or amend the terms of the Notes; or (v) any impairment of the right to institute any proceedings for the enforcement of any payment on or with respect to any Note. In respect of any vote of Noteholders, a Noteholder shall have one vote in respect of each US$1,000 outstanding principal amount of the Notes.

Subject to the foregoing, the holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Issuer with the Conditions, and may waive any past default under the terms of the Notes except a default in the payment of the principal or interest.

In determining whether the Noteholders of the requisite aggregate principal amount of the Notes have concurred in any request, consent or waiver under the Conditions, the Notes that are owned by the Issuer or any Subsidiary or Affiliate thereof or any other obligor on the Notes with respect to which such determination is being made or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any other obligor on the Notes with respect to which such determination is being made will be disregarded and deemed not to be outstanding for the purpose of any determination.

14.  NOTICES

All notices to the Noteholders shall be validly given if in writing and mailed by first class mail to them at their respective addresses in the Note Register. Any such notice shall be deemed to have been given on the seventh day after being so mailed, unless the receipt by all the relevant Noteholders have been confirmed.

15.  GOVERNING LAW AND SUBMISSION TO JURISDICTION

The Notes are governed by, and shall be construed in accordance with, the laws of the State of New York.

In relation to any legal action or proceedings arising out of or in connection with the Notes, the Issuer and the Noteholder will irrevocably submit to the non-exclusive jurisdiction of the New York State and United States Federal courts sitting in the Borough of Manhattan, the City of New York.

Form of Transfer

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. (the “Issuer”)
(a Delaware corporation)

US$60,000,000

2.00% Senior Notes due February 16, 2007 (Certificate Number C - 1) (the “Notes”)

FOR VALUE RECEIVED, the undersigned hereby transfers the following principal amounts of Notes in, and all rights in respect thereof, to the transferee(s) listed below:

Principal Amount Transferred, Name, Address and Account
for Payments of Transferee

Dated: __________	Certifying Signature:
Name:

Notes:

(i) A representative of the Noteholder should state the capacity in which he signs, e.g., as executor of a decedent’s estate.

(ii) The signature of the person effecting a transfer shall conform to any list of duly authorized specimen signatures supplied by the Noteholder or be certified by a recognized bank, notary public or in such other manner as the Issuer may require.